Exhibit 4.3

WEBSITE PROS, INC.

INVESTORS’ RIGHTS AGREEMENT

December 10, 2003

-ii-

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT is made as of the 10th day of December 2003, by and among Website Pros, Inc., a Delaware corporation (the “Company”), Friedman Billings Ramsey Technology Group (“FBR”), PNC Bank, N.A. (“PNC”), the investors listed on Schedule A hereto, each of which is herein referred to as an “Investor,” and the stockholders listed on Schedule B hereto, each of which is herein referred to as a “Major Stockholder.”

RECITALS

WHEREAS, the Company and the Investors are parties to the Series A Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) pursuant to which the Investors are purchasing shares of the Company’s Series A Convertible Redeemable Preferred Stock (the “Financing”);

WHEREAS, the obligations of the Purchase Agreement are conditioned in part upon the execution and delivery of this Agreement; and

WHEREAS, in connection with the consummation of the Financing, the parties desire to entire into this Agreement to grant certain registration, information and other rights to the Investors and the Major Stockholders.

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Agreement:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Affiliate” means, when used with respect to a specified person, (i) any entity that is directly or (through one or more intermediaries) indirectly controlled by, controlling or under common control with such person, where “control” of an entity means possession, directly or indirectly, the power to direct or cause the direction of management or policies of the specified entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (ii) any current or former constituent partner or member of such person or an Affiliated entity of such person.

(c) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any permitted assignee thereof in accordance with Section 1.11 hereof;

(e) The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act.

(f) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(g) The term “Qualified Initial Public Offering” means the Company’s sale of its Common Stock in a firm commitment underwritten public offering under the Act, the public offering price of which was not less than $2.879 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) and aggregate net proceeds to the Company of at least $40,000,000

(h) The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(i) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series A Convertible Redeemable Preferred Stock (the “Series A Preferred Stock”), (ii) the Common Stock issuable or issued to the Major Stockholders or their permitted assigns or PNC, provided, however, that such shares shall only be deemed Registrable Securities and the Major Stockholders shall only be deemed Holders with respect to the provisions of Section 1 (exclusive of Section 1.2 and 1.4 of this Agreement) and, with respect to the Major Stockholders, Section 3 of this Agreement, and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above, excluding in all cases, however, (A) any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned and (B) any Registrable Securities sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction; provided, further, however, that under no circumstances following the Company’s Initial Offering will Registrable Securities include shares held by any holder who, together with such holder’s Affiliates, holds less than 1% of the outstanding Common Stock of the Company (including any shares of Series A Preferred Stock on an as-converted basis) if such shares are freely saleable without restriction pursuant to Rule 144 (without regard to subsection (k) thereunder) promulgated under the Act.

(j) The number of shares of “Registrable Securities outstanding” shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(k) The term “SEC” shall mean the Securities and Exchange Commission.

1.2 Request for Registration. Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the effective date of the Initial Offering, a written request from the Holders of a majority or more of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $5,000,000, then the Company shall, within twenty (20) calendar days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use best efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) calendar days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(a) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(b) The Company shall not be required to effect a registration pursuant to this Section 1.2:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii) after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or

(iii) during the period starting with the date sixty (60) calendar days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) calendar days following the effective date of, a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than sixty (60) calendar days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12)-month period.

1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) calendar days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3(c), use all reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

(a) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(b) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this

Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities requested by Holders to be included, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders according to the total amount of securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders), but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below twenty five percent (25%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case the selling Holders may be entirely excluded if the underwriters make the determination described above and no other stockholder’s securities are included, (ii) the amount of securities of the selling Holders (other than the securities of the Major Stockholders, PNC or their permitted assigns) included in the offering be reduced unless all securities held by other holders of the Company’s securities including all securities held by the Major Stockholders, PNC and their permitted assigns are completely excluded from such offering, or (iii) notwithstanding (i) and (ii) above, any shares being sold by a stockholder exercising a demand registration right similar to that granted in Section 1.2 be excluded from such offering. For purposes of the preceding sentence as it concerns apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4 Form S-3 Registration. In case the Company shall receive from the Holders of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) calendar days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.4:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $500,000;

(iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than twice in any twelve month period;

(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4; or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Sections 1.2.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably practicable under the circumstances:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of at least one hundred twenty (120) calendar days following the effective date or, such earlier date as the distribution contemplated in the Registration Statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(i) use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and reasonably satisfactory to a majority in interest of the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accounts to underwriters in an underwritten public offering, addressed to the underwriters.

1.6 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.7 Expenses of Registration. All expenses other than underwriting fees, discounts, allowances and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders in any registration shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2, provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company or the marketability of the Company’s securities from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 or 1.4.

1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any other federal or state laws, including state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any other federal or state laws, including state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection l.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any other federal or state laws, including state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection l.9(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection l.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this subsection l.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) (i) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(ii) The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 1.9 were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding subsection (i). In no event shall any selling Holder be required to contribute any amounts pursuant to this Section 1.9(d) in excess of the net proceeds from the offering received by such Holder less any amounts paid by such Holder pursuant to the indemnification provisions of this Section 1.9. No person found guilty by final determination of fraudulent representation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.10 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use its best efforts to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) calendar days after the effective date of the Initial Offering;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) calendar days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with a corresponding assumption of all obligations under this Agreement) by a Holder to a transferee or assignee of such Registrable Securities that (i) is an Affiliate or stockholder of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds at least five percent (5%) of the Registrable Securities then outstanding, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned; (b) concurrently with such transfer such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

1.13 “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the initial public offering of the Company’s securities and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall not apply (i) to the sale of any shares to an underwriter pursuant to an underwriting agreement (ii) to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or (iii) to a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The foregoing provisions of this Section 1.13 shall only be applicable to the Holders if all officers and directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the public offering of the Company’s equity securities are intended third party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after five (5) years following the consummation of the Initial Offering.

1.15 Limitations on Disposition. Each Holder agrees not to make any disposition of all or any portion of the Registrable Securities held by such Holder unless and until :

(a) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(b) (i) Such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(c) Notwithstanding the provisions of Paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were an original Investor hereunder.

1.16 Legends. It is understood that the certificates evidencing the Registrable Securities may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

2. Covenants of the Company.

2.1 Delivery of Financial Statements.

(a) The Company shall deliver to each Investor:

(i) as soon as practicable, but in any event within one hundred fifty (150) calendar days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(ii) as soon as practicable, but in any event within forty-five (45) calendar days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter.

(b) The Company shall deliver to each Investor that holds an aggregate of two million (2,000,000) shares of Registrable Securities:

(i) within thirty (30) calendar days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

(ii) as soon as practicable, but in any event at least thirty (30) calendar days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(iii) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this subsection (d) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

2.2 Inspection. The Company shall permit each Investor, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

2.3 Termination of Information and Inspection Covenants. The covenants set forth in Sections 2.1 and 2.2 shall terminate as to Investors and be of no further force or effect when the Initial Offering is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

2.4 Insurance.

(a) At the request of Insight Venture Partners IV, L.P. (“Insight”), the Company will use its best efforts to obtain, at a reasonable cost to the Company and from financially sound and reputable insurers, term life insurance policies on the life of David Brown in the amount of $2,000,000. Such policy shall name the Company as loss payee and shall not be cancelable by the Company without prior approval of the Board of Directors,

(b) The Company will maintain its current level of officer and director liability insurance, and the Company will not materially alter or cancel such insurance without prior approval of the Board of Directors.

2.5 Major Actions. The Company shall not without first obtaining the approval of the Board of Directors:

(a) acquire any asset for a consideration in excess of $500,000, or make any other material expenditures in excess of $250,000 which are not included in the Company’s annual operating budget previously approved by the Board of Directors,

(b) change accounting methods or policies, other than as required by United States generally accepted accounting principles, or change the Company’s auditors;

(c) adopt, amend or modify any annual budget, operating budget or business plan;

(d) pledge or encumber any of the Company’s assets;

(e) purchase debt or equity securities issued by any other entity;

(f) grant any exclusive distribution or other rights to any third-party to any of the Company’s intellectual property;

(g) increase the number of shares reserved for issuance under the Company’s Amended and Restated 1999 Equity Incentive Plan;

(h) effect any changes to the employment status of the senior management of the Company (including, but not limited to, hiring, firing, transferring or reassigning such employees or increasing or decreasing the compensation and bonuses paid to such employees); or

(i) amend this Section 2.5 except in connection with a Qualified Initial Public Offering or a merger, acquisition, stock or asset sale, or other transaction or series of transactions that would constitute a liquidation event pursuant to the Company’s Amended and Restated Certificate of Incorporation, as in effect from time to time (a “Liquidation Event”).

2.6 Employment Agreements. The Company shall use its best efforts to enter into employment, non-competition, non-solicitation and non-disclosure agreements with such employees as are agreed to by the Company and Insight. All such agreements shall (i) be in a form reasonably acceptable to Insight and (ii) include provisions providing for cash severance and option acceleration in the event that key members of management are terminated without cause or are constructively terminated.

2.7 Director Reimbursement. The Company shall reimburse each non-employee member of the Board of Directors for all reasonable, documented out-of-pocket expenses incurred by such member in connection with his or her attendance at any meeting of the Board of Directors.

2.8 Use of Proceeds. The Company will use (a) no more than $2,500,000 of the net proceeds from the issuance and sale of Series A Preferred Stock pursuant to the Purchase Agreement for the repayment of indebtedness, (b) no more than $8,000,000 of the net proceeds from the issuance and sale of Series A Preferred Stock pursuant to the Purchase Agreement for the repurchase of shares of its outstanding Common Stock and (c) the remainder of the net proceeds for general working capital.

2.9 Termination of Certain Covenants. The covenants set forth in Sections 2.4, through 2.8 (inclusive) shall terminate and be of no further force or effect upon the earlier of (a) the consummation of a Qualified Initial Public Offering, (b) a Liquidation Event or (c) the date as of which all shares of Preferred Stock have been converted to Common Stock such that no shares of Preferred Stock remain outstanding.

3. Miscellaneous.

3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without regard to principles of conflicts of law.

3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5 Notices. Any notice required or permitted by this Agreement (a) shall be in writing, (b) shall be addressed (i) to the Company at its address listed on the signature page hereto and with a copy to Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California 94306, Attention: James F. Fulton, Jr., and (ii) to each Investor and Major Stockholder at the respective address listed on the appropriate schedule to this Agreement (or to such other address as a party may hereafter designate by written notice in accordance with this Section 3.5), with a copy (in the case of notices to any Investor) to Wilson Sonsini Goodrich & Rosati, P.C., 12 East 49th Street, 30th Floor, New York, New York 10017, Attention: Alexander D. Lynch, and (c) shall be effective upon receipt, and shall in any event be deemed to be received and effective no later than (i) the date of delivery, if delivered personally, (ii) the business day following the business day of deposit with overnight courier for next-business day delivery, freight prepaid, (iii) the business day following the date of delivery by facsimile transmission, successful transmission confirmed, or (iv) five business days after deposit in the U.S. mail via certified or registered mail, postage prepaid.

3.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7 Entire Agreement: Amendments and Waivers. This Agreement (including the schedules and exhibits hereto, if any), the Purchase Agreement and the Stockholder Agreement (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of fifty percent (50%) of the Registrable Securities (including with respect to modifications of Section 1, exclusive of Section 1.2 and 1.4, the Major Stockholders) . Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities (including the Major Stockholders) each future holder of all such Registrable Securities, and the Company. Notwithstanding the foregoing, upon exercise of the warrant to purchase one million forty-two thousand twenty-eight (1,042,028) shares of Series A Preferred Stock held by FBR, FBR shall automatically be deemed an “Investor” for purposes of this Agreement, without any further action by the parties hereto.

3.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by entities or persons that are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated entities and persons shall be entitled to allocate the benefit of any rights hereunder among themselves in their discretion; provided, however, that to the extent any Affiliated entities or persons so aggregated then all such Affiliated entities or persons shall be bound by whatever decision or action is the subject of such aggregation. Any group of Affiliated entities and persons may designate in writing (by notice in accordance with the provisions of this Agreement) a representative authorized to receive notice and exercise rights hereunder on behalf of each member of the group, and the other parties hereto may rely on that written designation until revoked or modified in writing by notice in accordance with the provisions of this Agreement. Insight Venture Partners IV, L.P. is initially designated as representative hereunder on behalf of the Purchasers constituting funds associated with Insight Venture Partners IV, L.P.

**End of Agreement – Signature Page Follows**

IN WITNESS WHEREOF, the parties have executed this Investor’s Rights Agreement as of the date first above written.

THE COMPANY:

WEBSITE PROS, INC.

By:	/s/ David L. Brown
David Brown, Chief Executive Officer

[INVESTOR SIGNATURE PAGES TO FOLLOW]

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Investor’s Rights Agreement as of the date first above written.

INVESTORS:

INSIGHT VENTURE PARTNERS IV, L.P.

By:	Insight Venture Associates IV, L.L.C., its General Partner

By:	/s/ Deven Parekh
Name:
Title:

INSIGHT VENTURE PARTNERS IV (FUND B), L.P.

By:	Insight Venture Associates IV, L.L.C., its General Partner

By:	/s/ Deven Parekh
Name:
Title:

INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.

By:	Insight Venture Associates IV, L.L.C., its General Partner

By:	/s/ Deven Parekh
Name:
Title:

INSIGHT VENTURE PARTNERS IV (CO-INVESTORS), L.P.

By:	Insight Venture Associates IV, L.L.C., its General Partner

By:	/s/ Deven Parekh
Name:
Title:

INVESTORS’ RIGHT AGREEMENT SIGNATURE PAGE

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Investor’s Rights Agreement as of the date first above written.

MAJOR STOCKHOLDERS:

CROSSPOINT VENTURE PARTNERS 1999

By:	/s/ Rich Shapero
Print Name:	Rich Shapero
Print Title:	Managing Partner

ARTESIAN MANAGEMENT, INC.

By:

Print Name:

Print Title:

NORWEST VENTURE PARTNERS VII, L.P.

By:

Print Name:

Print Title:

OFFICE DEPOT, INC.

By:

Print Name:

Print Title:

INVESTORS’ RIGHT AGREEMENT SIGNATURE PAGE

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Investor’s Rights Agreement as of the date first above written.

MAJOR STOCKHOLDERS:

CROSSPOINT VENTURE PARTNERS 1999

By:

Print Name:

Print Title:

Artesian Management, Inc., as Agent for Secured Lenders under a Term Loan Agreement and Security Agreement with Innuity, Inc. dated August 30, 2001, and for others, including, without limitation, Sire Holdings LLC, Timothy Maudlin, Jamie Bland, Neil Ayotte, Edward Hechter and Artesian Management, Inc.

By:	/s/ Frank B. Bennett
Print Name:	Frank B. Bennett
Print Title:	President

NORWEST VENTURE PARTNERS VII, L.P.

By:

Print Name:

Print Title:

OFFICE DEPOT, INC.

By:

Print Name:

Print Title:

INVESTORS’ RIGHT AGREEMENT SIGNATURE PAGE

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Investor’s Rights Agreement as of the date first above written.

MAJOR STOCKHOLDERS:

CROSSPOINT VENTURE PARTNERS 1999

By:

Print Name:

Print Title:

ARTESIAN MANAGEMENT, INC.

By:

Print Name:

Print Title:

NORWEST VENTURE PARTNERS VII, L.P.

BY:	ITASCA VC PARTNERS VII, LLP

GENERAL PARTNERS

By:	/s/ George J. Still, Jr.
Print Name:	George J. Still, Jr.
Print Title:	Partner

OFFICE DEPOT, INC.

By:

Print Name:

Print Title:

INVESTORS’ RIGHT AGREEMENT SIGNATURE PAGE

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Investor’s Rights Agreement as of the date first above written.

MAJOR STOCKHOLDERS:

CROSSPOINT VENTURE PARTNERS 1999

By:

Print Name:

Print Title:

ARTESIAN MANAGEMENT, INC.

By:

Print Name:

Print Title:

NORWEST VENTURE PARTNERS VII, L.P.

By:

Print Name:

Print Title:

OFFICE DEPOT, INC.

By:	/s/ David C. Fannin
Print Name:	David C. Fannin
Print Title:	Executive Vice President & General Counsel

INVESTORS’ RIGHT AGREEMENT SIGNATURE PAGE

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Investor’s Rights Agreement as of the date first above written.

FBR:

FRIEDMAN BILLINGS RAMSEY & CO., INC.

By:	/s/ Philip J. Facchina
Print Name:	Philip J. Facchina
Print Title:	Sr. Managing Director

PNC:

PNC BANK, N.A.

By:

Print Name:

Print Title:

INVESTORS’ RIGHT AGREEMENT SIGNATURE PAGE

Execution Copy

Schedule A

Investors

Insight Venture Partners IV, L.P.

Insight Venture Partners IV (Fund B), L.P.

Insight Venture Partners (Cayman) IV, L.P.

Insight Venture Partners IV (Co-Investors), L.P.

Execution Copy

Schedule B

Major Stockholders

Crosspoint Venture Partners 1999

Artesian Management, Inc. as Agent for Secured Lenders under a Term Loan Agreement and Security Agreement with Innuity, Inc. dated August 30, 2001, and for others, including, without limitations, Sire Holdings LLC, Timothy Maudlin, Jamie Bland, Neil Ayotte, Edward Hechter and Artesian Management, Inc.

Norwest Venture Partners VII, L.P.

Office Depot, Inc.

OMNIBUS AMENDMENT AGREEMENT

THIS OMNIBUS AMENDMENT AGREEMENT (the “Amendment”) is made as of February 14, 2005 (the “Effective Date”), by and among the Company and the parties listed on EXHIBIT A hereto (the “Stockholders”).

RECITALS

WHEREAS, certain of the Stockholders parties to that certain Investors’ Rights Agreement dated December 10, 2003 by and among the Company, such Stockholders and certain other holders of the Company’s capital stock (the “IRA”);

WHEREAS, certain of the Stockholders parties to that certain Amended and Restated Voting Agreement dated December 10, 2003 by and among the Company, such Stockholders and certain other holders of the Company’s capital stock (the “Voting Agreement”);

WHEREAS, certain of the Stockholders parties to that certain Stockholder Agreement dated December 10, 2003 by and among the Company, such Stockholders and certain other holders of the Company’s capital stock (the “Stockholder Agreement,” and together with the IRA and the Voting Agreement, the “Rights Agreements”);

WHEREAS, pursuant to the terms of the IRA, the IRA may be amended by written agreement among the Company and the holders of at least fifty percent (50%) of the Registrable Securities (as defined therein) (such holders being the “IRA Required Holders”);

WHEREAS, pursuant to the terms of the Voting Agreement, the Voting Agreement may be amended by written agreement among the Company, the holders of a majority of the Shares (as defined therein) held by the Common Stockholders (as defined therein), and the holders of a majority of the Shares held by the Preferred Stockholders (as defined therein) (such holders together being the “Voting Agreement Required Holders”);

WHEREAS, pursuant to the terms of the Stockholder Agreement, the Stockholder Agreement may be amended by written agreement among the Company, the Major Holders (as defined therein) holding a majority of the aggregate shares of Common Stock (as defined therein and assuming the conversion of all shares of Series A Preferred Stock (as defined therein) then held by the Major Holders) then held by all Major Holders and which majority includes holders of a majority of the Series A Preferred Stock, the Key Employees holding a majority of the aggregate shares of Common Stock held by all of the Key Employees, and the Common Stockholders (as defined therein) holding a majority of the aggregate shares of Common Stock held by all of the Common Stockholders (such holders together being the “Stockholder Agreement Required Holders,” and together with the IRA Required Holders and the Voting Agreement Required Holders, the “Required Holders”);

WHEREAS, the Stockholders hold the requisite number of shares of capital stock of the Company to be the Required Holders;

WHEREAS, certain of the Stockholders (the “Series B Purchasers”) desire to purchase, and the Company desires to sell and issue to the New Purchasers shares of Series B Convertible Redeemable Preferred Stock pursuant to a Series B Convertible Redeemable Preferred Stock Purchase Agreement of even date herewith (such purchase and sale being the “Financing”);

WHEREAS, in connection with, and as a condition precedent to, the Financing, the Company and the Stockholders desire to amend the Rights Agreements as provided below.

AGREEMENT

In consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which are hereby acknowledged, the parties to this Amendment, intending to be legally bound, agree as follows (capitalized terms used in this Amendment but not defined herein shall have the meaning assigned to them in the Rights Agreement to which such language is applicable);

1. Amendment of IRA. The IRA is hereby amended as set forth in this Section 1. The Stockholders, being the IRA Agreement Required Holders, hereby consent and agree to such amendment.

(a) Schedule A of the IRA is hereby amended and restated in its entirety to read as set forth in Exhibit 1 hereto.

(b) Schedule B of the IRA is hereby amended and restated in its entirety to read as set forth in Exhibit 2 hereto.

(c) Section 1.1(g) of the IRA is hereby amended and restated in its entirety to read as follows:

“The term “Qualified Initial Public Offering” means the Company’s sale of its Common Stock in a firm commitment underwritten public offering under the Act, with aggregate net proceeds to the Company of at least $30,000,000.”

(d) Section 1.1(i) of the IRA is hereby amended and restated in its entirety to read as follows:

“(i) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series A Convertible Redeemable Preferred Stock (the “Series A Preferred Stock”) or Series B Convertible Redeemable Preferred Stock (the “Series B Preferred Stock,” and together with the Series A Preferred Stock, the “Series Preferred”), (ii) the Common Stock issuable or issued to the Major Stockholders or their permitted assigns or PNC, provided, however, that such shares shall only be deemed Registrable Securities and the Major Stockholders shall only be deemed Holders with respect to the provisions of Section 1 (exclusive of Section 1.2 and 1.4 of this Agreement) and, with respect to the Major Stockholders, Section 3 of this Agreement, and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above, excluding in all cases, however, (A) any

Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned and (B) any Registrable Securities sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction; provided, further, however, that under no circumstances following the Company’s Initial Offering will Registrable Securities include shares held by any holder who, together with such holder’s Affiliates, holds less than 1% of the outstanding Common Stock of the Company (including any shares of Series Preferred on an as-converted basis) if such shares are freely saleable without restriction pursuant to Rule 144 (without regard to subsection (k) thereunder) promulgated under the Act.”

2. Amendment of Voting Agreement. The Voting Agreement is hereby amended as set forth in this Section 2. The Stockholders, being the Voting Agreement Required Holders, hereby consent and agree to such amendment.

(a) Exhibit A of the Voting Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit 3 hereto.

(b) Exhibit B of the Voting Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit 4 hereto.

3. Amendment of Stockholder Agreement. The Stockholder Agreement is hereby amended as set forth in this Section 3. The Stockholders, being the Stockholder Agreement Required Holders, hereby consent to and agree to such amendment.

(a) Schedule A of the Stockholder Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit 5 hereto

(b) Schedule C of the Stockholder Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit 6 hereto

(c) Schedule D of the Stockholder Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit 7 hereto.

(d) Section 3.1(c) of the Stockholder Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Major Holders’ Option. Subject to the Company’s prior right of first refusal set forth in Section 3.1(b), each Major Holder shall have an option for a period of thirty (30) business days from receipt of the Transfer Notice (the “Major Holder Exercise Period”) to elect to purchase its respective pro rata share of the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. Each Major Holder may exercise such purchase option and thereby purchase all or any portion of his, her or its pro rata share (with any reallotments as provided below) of the Remaining Shares, by notifying the Transferring Holder and the Company in writing, before expiration of the Major Holder Exercise Period as to the number of such shares which he, she or it wishes to purchase (including any reallotment). Each Major Holder’s pro rata share of the Remaining Shares shall be a fraction of the Remaining Shares, of which the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Series A Preferred Stock and Series B Convertible Redeemable Preferred Stock (the “Series B Preferred Stock,” and together with the Series A Preferred Stock, the “Series Preferred”) and, in the case of David Brown, including shares of Common Stock issuable upon exercise of options held by Mr. Brown on such date) owned by such Major Holder on the date of the Transfer Notice shall be the numerator and the total number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Series Preferred and, in the case of David Brown, including shares of Common Stock issuable upon exercise of options held by Mr. Brown on such date) held by all Major Holders (other than the Transferring Holder) on the date of the Transfer Notice shall be the denominator. Each Major Holder shall have a right of reallotment such that, if any other Major Holder fails to exercise the right to purchase its full pro rata share of the Remaining Shares, the other participating Major Holders may exercise an additional right to purchase, on a pro rata basis, the Remaining Shares not previously purchased. Each Major Holder shall be entitled to apportion Remaining Shares to be purchased among its Affiliates, provided that such Major Holder notifies the Transferring Holder of such allocation. If a Major Holder gives the Transferring Holder notice that it desires to purchase its pro rata share of the Remaining Shares and, as the case may be, its reallotment, then payment for the Remaining Shares shall be by check or wire transfer, against delivery of the Remaining Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Company’s receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 3.1(d).”

(e) Sections 3.2(b), 4(b), 4(d), 5, 6, 14, and 17 of the Stockholder Agreement are hereby amended such that each reference therein to “Series A Preferred Stock” shall hereafter be a reference to “Series Preferred” (as such term is defined in Section 3.1(c) of the Stockholder Agreement, as amended by Section 3(c) of this Amendment); provided, however, that the reference to “Series A Preferred Stock” in the last sentence of Section 14 shall not be amended and shall continue to be “Series A Preferred Stock.”

(f) Section 11 of the Stockholder Agreement is hereby amended and restated in its entirety to read as follows:

“11. Term. This Agreement shall terminate upon the earlier of (i) the consummation of a Qualified Initial Public Offering, (ii) the final consummation of a Change of Control Transaction, or (iii) the date as of which all shares of Preferred Stock have been converted to Common Stock such that no shares of Preferred Stock remain outstanding. The term “Qualified Initial Public Offering” shall have the same meaning as is ascribed to it in the Company’s certificate of incorporation, as the same may be amended from time to time.”

4. No Other Amendment. Except as modified by this Amendment, the Rights Agreements shall remain in full force and effect in all respects without any modification. By executing this Amendment below, the Company and the Stockholders certify that this Amendment has been executed and delivered in compliance with the applicable amendment provisions of each of the Rights Agreements.

5. Severability. In the event one or more of the provisions of this Amendment should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Amendment, and this Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.

7. Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

**End of Amendment – Signature Pages Follow**

IN WITNESS WHEREOF, this OMNIBUS AMENDMENT AGREEMENT has been executed as of the Effective Date.

COMPANY:		STOCKHOLDERS:
WEBSITE PROS, INC.		ATLANTIC TELESERVICES, L.P.

By:	/s/ David Brown	By:	/s/ David L. Brown
	David Brown Chief Executive Officer	Print Name:
Title:

ATLANTIC PARTNERS GROUP

		By:	/s/ David L. Brown
Print Name:
Title:

IN WITNESS WHEREOF, this OMNIBUS AMENDMENT AGREEMENT has been executed as of the Effective Date.

STOCKHOLDERS:

NORWEST VENTURE PARTNERS VII, LP

Signature:	/s/ George Still
Print Name:
Title:

NORWEST VENTURE PARTNERS VII-A, LP

By: Itasca VC Partners VII-A, LLC, General Partner

By:	/s/ George Still
Print Name:
Title:

NORWEST VENTURE PARTNERS IX, LP

By: Genesis VC Partners IX, LLC, General Partner

By:	/s/ George Still
Print Name:
Print Title:

NVP ENTREPRENEURS FUND IX, LP

By: Genesis VC Partners IX, LLC, General Partner

By:	/s/ George Still
Print Name:
Print Title:

IN WITNESS WHEREOF, this OMNIBUS AMENDMENT AGREEMENT has been executed as of the Effective Date.

STOCKHOLDERS:

CROSSPOINT VENTURE PARTNERS

By:	/s/ Rich Shapero
Print Name:	Rich Shapero
Title:	General Partner

IN WITNESS WHEREOF, this OMNIBUS AMENDMENT AGREEMENT has been executed as of the Effective Date.

STOCKHOLDERS:
INSIGHT VENTURE PARTNERS IV, L.P.
INSIGHT VENTURE PARTNERS IV (FUND B), L.P.
INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.
INSIGHT VENTURE PARTNERS IV (CO-INVESTORS), L.P.
By:	Insight Venture Associates IV, L.L.C., their General Partner

By:	/s/ Jeffrey Lieberman
Name:
Title:

IN WITNESS WHEREOF, this OMNIBUS AMENDMENT AGREEMENT has been executed as of the Effective Date.

STOCKHOLDERS:
/s/ Edward Hechter
Edward Hechter

EXHIBIT A

STOCKHOLDERS

Atlantic Partners Group

Atlantic TeleServices, L.P.

Crosspoint Venture Partners

Insight Venture Partners IV, L.P.

Insight Venture Partners IV (Fund B), L.P.

Insight Venture Partners (Cayman) IV, L.P.

Insight Venture Partners IV (Co-Investors), L.P.

Norwest Venture Partners VII, LP

Norwest Venture Partners VII-A, LP

Norwest Venture Partners IX, LP

NVP Entrepreneurs Fund IX, LP

EXHIBIT 1

(SCHEDULE A TO THE IRA, AS REVISED)

Investors

Insight Venture Partners IV, L.P.

Insight Venture Partners IV (Fund B), L.P.

Insight Venture Partners (Cayman) IV, L.P.

Insight Venture Partners IV (Co-Investors), L.P.

Norwest Venture Partners VII, L.P.

Norwest Venture Partners VII-A, L.P.

Norwest Venture Partners IX, LP

NVP Entrepreneurs Fund IX, LP

EXHIBIT 2

(SCHEDULE B TO THE IRA, AS REVISED)

Major Stockholders

Norwest Venture Partners VII, L.P.

Crosspoint Venture Partners 1999

Artesian Management, Inc., as Agent for Larry McPhillips and Thomas J. Thiel

Frank B. Bennett

Artesian Capital Limited Partnership II

Artesian Management, Inc.

Eric Maudlin

Janice K. Maudlin

Laurie Maudlin Bensen

Timothy I. Maudlin

Gary Petrucci

Sharon E. Eilen

Randall L. Johnson

Jack C. Shader

Michael L. Snow

Peter Snow and Betsy Snow

Melfam, LLC

Neil P. Ayotte

Edward Hechter

EXHIBIT 3

(EXHIBIT A TO THE VOTING AGREEMENT, AS REVISED)

Common Stockholders

Norwest Venture Partners VII, LP David Brown

Kevin Carney

Edward Hechter

Paul J. Gaffney

Darin Brannan

Ray Champagne

Corbin Howes

Anthony Ciulla

Christopher Lord

Pivotal Partners, L.P.

Ralph H. Cechettini 1995 Trust

Crosspoint Venture Partners

George J. Still, Jr.

GC&H Investments

Stanford University

Dale Vogel

Paul Thomason

Robert Miller

Joel Williamson

William Schroeder

Atlantic TeleServices, L.P.

Atlantic Partners Group

Artesian Management, Inc., as Agent for Larry McPhillips and Thomas J. Thiel

Artesian Capital Limited Partnership II

Artesian Management, Inc.

Frank B. Bennett

Eric Maudlin

Janice K. Maudlin

Laurie Maudlin Bensen

Timothy I. Maudlin

Gary Petrucci

Sharon E. Eilen

Randall L. Johnson

Jack C. Shader

Michael L. Snow

Peter Snow and Betsy Snow

Melfam, LLC

Neil P. Ayotte

EXHIBIT 4

(EXHIBIT B TO THE VOTING AGREEMENT, AS REVISED)

Preferred Stockholders

Insight Venture Partners IV, L.P.

Insight Venture Partners IV (Fund B), L.P.

Insight Venture Partners (Cayman) IV, L.P.

Insight Venture Partners IV (Co-Investors), L.P.

Norwest Venture Partners VII-A, L.P.

Norwest Venture Partners IX, LP

NVP Entrepreneurs Fund IX, LP

EXHIBIT 5

(SCHEDULE A TO THE STOCKHOLDER AGREEMENT, AS REVISED)

Investors

Insight Venture Partners IV, L.P.

Insight Venture Partners IV (Fund B), L.P.

Insight Venture Partners (Cayman) IV, L.P.

Insight Venture Partners IV (Co-Investors), L.P.

Norwest Venture Partners VII, L.P.

Norwest Venture Partners VII-A, L.P.

Norwest Venture Partners IX, LP

NVP Entrepreneurs Fund IX, LP

EXHIBIT 6

(SCHEDULE C TO THE STOCKHOLDER AGREEMENT, AS REVISED)

Common Stockholders

Name	Class/Series of Stock	Number of Shares*
Crosspoint Venture Partners	Common	4,150,826
Norwest Venture Partners VII, LP	Common	4,150,826
Frank B. Bennett	Common	300,000
Artesian Capital Limited Partnership II	Common	355,458
Artesian Management, Inc.	Common	140,830
Artesian Management, Inc., as Agent for Larry McPhillips and Thomas J. Thiel	Common	169,971
Eric Maudlin	Common	29,622
Janice K. Maudlin	Common	388,114
Laurie Maudlin Bensen	Common	29,622
Timothy I. Maudlin	Common	774,005
Gary Petrucci	Common	29,623
Sharon E. Eilen	Common	14,810
Randall L. Johnson	Common	14,810
Jack C. Shader	Common	13,330
Michael L. Snow	Common	453,313
Peter Snow and Betsy Snow	Common	29,622
Melfam, LLC	Common	44,433
Neil P. Ayotte	Common	35,207
Edward Hechter	Common	252,829

*	Excludes options to purchase shares of Common Stock

EXHIBIT 7

(SCHEDULE D TO THE STOCKHOLDER AGREEMENT, AS REVISED)

Major Holders

Insight Venture Partners IV, L.P.

Insight Venture Partners IV (Fund B), L.P.

Insight Venture Partners (Cayman) IV, L.P.

Insight Venture Partners IV (Co-Investors), L.P.

Crosspoint Venture Partners

Norwest Venture Partners VII-A, L.P.

Norwest Venture Partners VII, L.P.

Norwest Venture Partners IX, LP

NVP Entrepreneurs Fund IX, LP

David Brown

Frank	B. Bennett
Artesian	Capital Limited Partnership II
Artesian	Management, Inc.
Artesian	Management, Inc., as Agent for Larry McPhillips and Thomas J. Thiel
Eric	Maudlin
Janice	K. Maudlin
Laurie	Maudlin Bensen
Timothy	I. Maudlin
Gary	Petrucci
Sharon	E. Eilen
Randall	L. Johnson
Jack	C. Shader
Michael	L. Snow
Peter	Snow and Betsy Snow
Melfam,	LLC
Neil	P. Ayotte
Edward	Hechter